                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                            Starwood Financial Trust
--------------------------------------------------------------------------------
                                (Name of Issuer)


             Class A Shares of beneficial interest, par value $1.00
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   85568W 104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 16, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


| |  Rule 13d-1(b)
|X|  Rule 13d-1(c)
| |  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
------------------------------                    ------------------------------
     CUSIP No. 85568W 104                                   Page 2 of 19
------------------------------                    ------------------------------


    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Lazard Freres Real Estate Fund II L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
                                      - 0 -
      SHARES          ----------------------------------------------------------
                       6     SHARED VOTING POWER
   BENEFICIALLY
                                      2,975,400
     OWNED BY         ----------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER
       EACH
                                      - 0 -
    REPORTING         ----------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
      PERSON
                                      2,975,400
       WITH
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,975,400
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.37 %
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
------------------------------                    ------------------------------
     CUSIP No. 85568W 104                                   Page 3 of 19
------------------------------                    ------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Lazard Freres Real Estate Offshore Fund II L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
                                      - 0 -
      SHARES        ------------------------------------------------------------
                       6     SHARED VOTING POWER
   BENEFICIALLY
                                      1,881,512
     OWNED BY       ------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER
       EACH
                                      - 0 -
    REPORTING       ------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
      PERSON
                                      1,881,512
       WITH
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,881,512
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    3.46 %
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
------------------------------                    ------------------------------
     CUSIP No. 85568W 104                                   Page 4 of 19
------------------------------                    ------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    LF Offshore Investment, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
                                      - 0 -
      SHARES        ------------------------------------------------------------
                       6     SHARED VOTING POWER
   BENEFICIALLY
                                      1,143,088
     OWNED BY       ------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER
       EACH
                                      - 0 -
    REPORTING       ------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
      PERSON
                                      1,143,088
       WITH
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,143,088
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.13 %
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                    PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
------------------------------                    ------------------------------
     CUSIP No. 85568W 104                                   Page 5 of 19
------------------------------                    ------------------------------

    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Lazard Freres  Real Estate Investors L.L.C.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
    3      SEC USE ONLY



--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York

--------------------------------------------------------------------------------
     NUMBER OF         5     SOLE VOTING POWER

       SHARES                         - 0 -
                    ------------------------------------------------------------
    BENEFICIALLY       6     SHARED VOTING POWER

      OWNED BY                        2,975,400
                    ------------------------------------------------------------
        EACH           7     SOLE DISPOSITIVE POWER

     REPORTING                        - 0 -
                    ------------------------------------------------------------
       PERSON          8     SHARED DISPOSITIVE POWER

        WITH                          2,975,400
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,975,400
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.37 %
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                    OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
------------------------------                    ------------------------------
     CUSIP No. 85568W 104                                   Page 6 of 19
------------------------------                    ------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    LF Real Estate Investors Company
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
    3      SEC USE ONLY



--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
    NUMBER OF          5     SOLE VOTING POWER

      SHARES                          - 0 -
                    ------------------------------------------------------------
   BENEFICIALLY        6     SHARED VOTING POWER

     OWNED BY                         3,024,600
                    ------------------------------------------------------------
       EACH            7     SOLE DISPOSITIVE POWER

    REPORTING                         - 0 -
                    ------------------------------------------------------------
      PERSON           8     SHARED DISPOSITIVE POWER

       WITH                           3,024,600
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,024,600
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.45 %
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                    OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
------------------------------                    ------------------------------
     CUSIP No. 85568W 104                                   Page 7 of 19
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Lazard Freres & Co. LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
                                      - 0 -
      SHARES        ------------------------------------------------------------
                       6     SHARED VOTING POWER
   BENEFICIALLY
                                      2,975,400
     OWNED BY       ------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER
       EACH
                                      - 0 -
    REPORTING       ------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
      PERSON
                                      2,975,400
       WITH
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,975,400
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.37 %
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                    OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
------------------------------                    ------------------------------
     CUSIP No. 85568W 104                                   Page 8 of 19
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Compagnie Francaise de Participations et d'Assurances
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    France
--------------------------------------------------------------------------------
    NUMBER OF          5     SOLE VOTING POWER

      SHARES                          - 0 -
                    ------------------------------------------------------------
   BENEFICIALLY        6     SHARED VOTING POWER

     OWNED BY                         3,024,600
                    ------------------------------------------------------------
       EACH            7     SOLE DISPOSITIVE POWER

    REPORTING                         - 0 -
                    ------------------------------------------------------------
      PERSON           8     SHARED DISPOSITIVE POWER

       WITH                           3,024,600
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,024,600
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.45 %
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                    CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
------------------------------                    ------------------------------
     CUSIP No. 85568W 104                                   Page 9 of 19
------------------------------                    ------------------------------


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Eurafrance
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    France
--------------------------------------------------------------------------------
    NUMBER OF          5     SOLE VOTING POWER

      SHARES                          - 0 -
                    ------------------------------------------------------------
   BENEFICIALLY        6     SHARED VOTING POWER

     OWNED BY                         3,024,600
                    ------------------------------------------------------------
       EACH            7     SOLE DISPOSITIVE POWER

    REPORTING                         - 0 -
                    ------------------------------------------------------------
      PERSON           8     SHARED DISPOSITIVE POWER

       WITH                           3,024,600
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    3,024,600
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.45 %
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                    CO
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a)     Name of Issuer: Starwood Financial Trust (the "Issuer").

Item1 (b)     Address of Issuer's Principal Executive Offices: 1114 Avenue of
              the Americas, 27th Floor, New York, New York 10036

Item 2(a) Names of Persons Filing: This statement is filed on behalf of each of the following persons:

              (i)     Lazard Freres Real Estate Fund II L.P. ("Onshore")

              (ii)    Lazard Freres Real Estate Offshore Fund II L.P.
                      ("Offshore I")

              (iii)   LF Offshore Investment, L.P. ("Offshore II")

              (iv)    Lazard Freres  Real Estate Investors L.L.C. ("LFREI")

              (v)     LF Real Estate Investors Company ("LFREIC")

              (vi)    Lazard Freres & Co. LLC ("LFC")

              (vii) Compagnie Francaise de Participations et d'Assurances ("Compagnie")

              (viii)  Eurafrance

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              The address of the principal business office of Onshore, LFREI and LFC is 30 Rockefeller Center, New York, New York 10020.

              The address of the principal business office of Offshore I, Offshore II and LFREIC is care of Maples and Calder, Attorneys-at-Law, Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies.

              The address of the principal business office of Compagnie and Eurafrance is 12 Avenue Percier, 75008 Paris, France.

ITEM 2(c)     CITIZENSHIP:

              (i)-(iii) Onshore, Offshore I and Offshore II are Delaware
                        limited partnerships

              (iv),(vi) LFREI and LFC are New York limited liability
                        companies

              (v)       LFREIC is a Cayman Islands exempted company

              (vii),(viii) Compagnie and Eurafrance are French corporations

ITEM 2(d) TITLE OF CLASS OF SECURITIES: Class A shares of beneficial interest, par value $1.00

ITEM 2(e)     CUSIP NUMBER: 85568W 104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

              (a) | | Broker or dealer registered under Section 15 of the
                      Exchange Act.

              (b) | | Bank as defined in Section 3(a)(6) of the Exchange Act.

              (c) | | Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

              (d) | | Investment company registered under Section 8 of the
                      Investment Company Act.

              (e) | | An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);

              (f) | | An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F);

              (g) | | A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G);

              (h) | | A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

              (i) | | A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act;

              (j) | | Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(C), CHECK THIS BOX |X|.

ITEM 4        OWNERSHIP:

              On December 15, 1998, the Issuer sold Warrants to purchase 2,975,400 Class A Shares of beneficial interest to Onshore and Warrants to purchase 3,024,600 Class A Shares of beneficial interest to Offshore I. The Warrants are exercisable on or after December 15, 1999, 60 days after October 16, 1999. Effective March 30, 1999, Offshore I transferred Warrants to acquire 1,143,088 Class A Shares of beneficial interest to Offshore II.

              LFREI, as the sole general partner of Onshore, may be deemed to beneficially own the Class A Shares that Onshore may acquire upon exercising its Warrants. LFREI is also the investment adviser to Offshore I and Offshore II but has no right to bind them or otherwise direct their actions. LFREI disclaims beneficial ownership of all Class A Shares that Offshore I or Offshore II may acquire upon exercise of their respective Warrants.

              LFREIC, as the sole general partner of Offshore I and Offshore II, may be deemed to beneficially own the Class A Shares that Offshore I and Offshore II may acquire upon exercising their respective Warrants.

              LFC as the managing member of LFREI, may be deemed to beneficially own the Class A Shares that Onshore may acquire upon exercising its Warrants. LFC disclaims beneficial ownership of these Class A Shares.

              LFREIC is wholly-owned by Compagnie, which is wholly-owned by Eurafrance. Each of Compagnie and Eurafrance disclaims beneficial ownership of the Class A Shares that Offshore I and Offshore II may acquire upon exercise of their respective Warrants.

ITEM 4(a)     AMOUNT BENEFICIALLY OWNED:

              (i) Onshore: 2,975,400 shares that may be acquired upon exercise of Warrants

              (ii) Offshore I: 1,881,512 shares that may be acquired upon exercise of Warrants

              (iii) Offshore II: 1,143,088 shares that may be acquired upon exercise of Warrants

              (iv) LFREI: 2,975,400 shares that may be acquired upon exercise of Warrants held by Onshore

              (v) LFREIC: 3,024,600 shares that may be acquired upon exercise of Warrants held by Offshore I and Offshore II

              (vi) LFC: 2,975,400 shares that may be acquired upon exercise of the Warrants held by Onshore

              (vii) Compagnie: 3,024,600 shares that may be acquired upon exercise of Warrants held by Offshore I and Offshore II

              (viii) Eurafrance: 3,024,600 shares that may be acquired upon exercise of Warrants held by Offshore I and Offshore II

ITEM 4(b)     PERCENT OF CLASS:

              (i)     Onshore : 5.37%

              (ii)    Offshore I: 3.46%

              (iii)   Offshore II: 2.13%

              (iv)    LFREI: 5.37%

              (v)     LFREIC: 5.45%

              (vi)    LFC: 5.37%

              (vii)   Compagnie: 5.45%

              (viii)  Eurafrance: 5.45%

              These percentages are based upon 52,470,951 Class A Shares issued and outstanding as of August 6, 1999 as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999

ITEM 4(c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                      - 0 -

              (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                      (i)      Onshore: 2,975,400

                      (ii)     Offshore I: 1,881,512

                      (iii)    Offshore II: 1,143,088

                      (iv)     LFREI: 2,975,400

                      (v)      LFREIC: 3,024,600

                      (vi)     LFC: 2,975,400

                      (vii)    Compagnie: 3,024,600

                      (viii)   Eurafrance: 3,024,600

              (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                       - 0 -

              (iv)    SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                      (i)      Onshore: 2,975,400

                      (ii)     Offshore I: 1,881,512

                      (iii)    Offshore II: 1,143,088

                      (iv)     LFREI: 2,975,400

                      (v)      LFREIC: 3,024,600

                      (vi)     LFC: 2,975,400

                      (vii)    Compagnie: 3,024,600

                      (viii)   Eurafrance: 3,024,600

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable.

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable.

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable.

ITEM 9        NOTICE OF DISSOLUTION OF THE GROUP.

              Not Applicable.



ITEM 10.      CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of October 26, 1999.

                LAZARD FRERES REAL ESTATE FUND II L.P.

                By: Lazard Freres Real Estate Investors L.L.C., General Partner

                    By: /s/ John A. Moore
                        --------------------------------------------
                        Name: John A. Moore
                        Title: Principal and Chief Financial Officer

                LAZARD FRERES REAL ESTATE OFFSHORE FUND II L.P.

                By: LF Real Estate Investors Company, General Partner

                    By: /s/ Douglas N. Wells
                        -------------------------------------------
                        Name: Douglas N. Wells
                        Title: Authorized Signatory*

                LF OFFSHORE INVESTMENT, L.P.

                By: LF Real Estate Investors Company, General Partner

                    By: /s/ Douglas N. Wells
                        -------------------------------------------
                        Name: Douglas N. Wells
                        Title: Authorized Signatory*

                LAZARD FRERES REAL ESTATE INVESTORS L.L.C.

                By: /s/ John A. Moore
                    --------------------------------------------
                    Name: John A. Moore
                    Title: Principal and Chief Financial Officer

                LF REAL ESTATE INVESTORS COMPANY

                By: /s/ Douglas N. Wells
                    -------------------------------------------
                    Name: Douglas N. Wells
                    Title: Authorized Signatory*

                LAZARD FRERES  & CO. LLC

                By: /s/ Scott D. Hoffman
                    -------------------------------------------
                    Name: Scott D. Hoffman
                    Title: Managing Director

                COMPAGNIE FRANCAISE DE PARTICIPATIONS ET D'ASSURANCES

                By: /s/ Bruno Keller
                    -------------------------------------------
                    Name: Bruno Keller
                    Title: President and Director General



                EURAFRANCE

                By: /s/ Bruno Keller
                    -------------------------------------------
                    Name: Bruno Keller
                    Title: Secretaire General


* See attached Exhibit B for authorization